UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

DEL GLOBAL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50B N. Gary Avenue, Roselle, IL		60172
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 288-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2009, the Board of Directors (the “Board”) of Del Global Technologies Corp. (the “Company”) elected its President and Chief Executive Officer, John J. Quicke, age 60, to the Board.  As previously announced, on August 28, 2009, the Board appointed Mr. Quicke as President and Chief Executive Officer.  In connection with the appointment and election of Mr. Quicke, the Company and Steel Partners LLC (“Steel Partners”) intend to enter into a management services agreement pursuant to which Steel Partners will provide the services of Mr. Quicke to serve as President and Chief Executive Officer of the Company and the Company will pay Steel Partners $30,000 per month as consideration for the provision of such services.  Steel Partners and its affiliates beneficially owned 13.8% of the outstanding common stock of the Company as of September 4, 2009.  John J. Quicke is a Managing Director of Steel Partners.  As also previously announced, on August 28, 2009, as additional consideration for his services as President and Chief Executive Officer, the Board made a grant to Mr. Quicke of 100,000 options to purchase common stock of the Company at $0.51 per share, the closing price on August 28, 2009, 25% of which vested immediately, 25% of which will vest on the first anniversary date of the grant, 25% of which will vest on the second anniversary date of the grant and the remaining 25% of which will vest on the third anniversary date of the grant. The options expire August 28, 2019.  Mr. Quicke did not receive any additional consideration upon being elected to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL GLOBAL TECHNOLOGIES CORP.
(Registrant)

Date: September 23, 2009	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer